Pac-West Announces First Quarter 2006 Results

•
Revenues increased 5.4% from the fourth quarter of 2005, principally as a result of a settlement payment received in the first quarter of 2006, which was unrelated to the pending AT&T settlement. First quarter revenues declined 30.2% from the first quarter of 2005 primarily due to the sale of the enterprise customer base that occurred in the first quarter of 2005.

•
Minutes of use decreased 6.7% in the first quarter from the fourth quarter of 2005 and 8.2% from the first quarter of 2005 primarily due to a customer moving the majority of their traffic onto their own network.

•
Net loss decreased during the first quarter to $4.3 million from $6.3 million in the fourth quarter of 2005. Net income of $17.3 million in the first quarter of 2005 was primarily due to the sale of the enterprise customer base that occurred in the first quarter of 2005.

•	Cash, cash equivalents and short-term investments decreased to $23.8 million at the end of first quarter 2005 from $26.7 million at the end of the fourth quarter of 2005.

Stockton, CA - May 3, 2006 - Pac-West Telecomm, Inc. (Nasdaq Capital Market: PACW), a provider of traditional and next-generation voice communications services, today announced its results for the first quarter of 2006.

Hank Carabelli, Pac-West’s President and CEO, commented “We are pleased with our financial performance, while remaining on track with the first phase of our planned national expansion to cover greater than 50% of the U.S. population. Our Eastern region SuperPop is now operational, and markets have started turning up. We plan to offer both our growth and mature product suites as markets go live, and anticipate that our VeriSign alliance services will be available across our newly expanded footprint in early fourth quarter.”

Carabelli continued, “Based on early indications from our new voice service provider customers, as well as analyst estimates for the growth of VoIP, we believe the dramatic shift to IP-based communications is well underway. Our planned nationwide infrastructure platform is expected to position us to enable the multitude of new entrants who are driving this shift to IP-based communications.”

Operating Highlights

First quarter total minutes of use decreased 6.7% to 11.2 billion compared to 12.0 billion in the fourth quarter of 2005 and decreased from 12.2 billion in the first quarter of 2005 primarily due to a customer moving the majority of their traffic onto their own network.

Financial Highlights
g
	Three months ended
($ in millions, except per share amounts)	Mar. 31, 2006	Dec. 31, 2005	Mar. 31, 2005
Total revenues	$19.6	$18.6	$28.1
Net income (loss)	($4.3)	($6.3)	$17.3
Diluted net income (loss) per share	($0.11)	($0.17)	$0.45
Cash, cash equivalents & short-term investments	$23.8	$26.7	$21.9
Minutes of use (billions)	11.2	12.0	12.2

Revenues - First quarter revenues increased 5.4% from the fourth quarter of 2005, principally as a result of a settlement payment received in the first quarter of 2006, which was unrelated to the pending AT&T settlement. First quarter revenues declined 30.2% from the first quarter of 2005, primarily due to the sale of the enterprise customer base that occurred in the first quarter of 2005.

Expenses - Network expense decreased during the first quarter of 2006 to $9.0 million, a decrease of 8.2% and 15.1% compared to fourth quarter 2005 and first quarter 2005, respectively, due to supplier credits received during the first quarter of 2006.

Selling, general and administrative expenses (SG&A) were $13.6 million in the first quarter of 2006, a decrease of $0.5 million from $14.1 million from the fourth quarter of 2005 primarily due to more costs capitalized for product development associated with our network expansion and lower consultant fees. SG&A expenses in the first quarter decreased 7.5% from $14.7 million in the first quarter of 2005 primarily due to the reduction in employees in connection with the sale of the enterprise customer base during the first quarter of 2005.

Reimbursed transition expenses (RTE) relate to network and administrative services provided by the company under a Transition Service Agreement (TSA) entered into with TelePacific Corp. in connection with the sale of the enterprise customer base that obligates the company to provide transition services to TelePacific at our estimated cost. RTE were $2.9 million in the first quarter of 2006, a decrease of $0.4 million from $3.3 million in the fourth quarter of 2005 due primarily to the transfer of certain services and related costs directly to TelePacific and to the migration of certain customers off of our network. No such reimbursed expenses occurred during the first quarter of 2005.

Depreciation and amortization for the first quarter of 2006 was $2.8 million, a decrease from $3.1 million in the fourth quarter of 2005, due primarily to some assets becoming fully depreciated. Depreciation and amortization for the first quarter of 2006 decreased $1.0 million from $3.8 million in the first quarter of 2005 due to the sale of the enterprise customer base during the first quarter of 2005.

Net income (loss) - Net loss for the first quarter of 2006 was $4.3 million compared to a net loss of $6.3 million in the fourth quarter of 2005 due to factors discussed in the preceding paragraphs. The net income in the first quarter 2005 was primarily due to the sale of the enterprise customer base during the first quarter of 2005.

Liquidity - Cash, cash equivalents and short-term investments decreased $2.9 million to $23.8 at the end of the first quarter of 2006 from $26.7 million at the end of the fourth quarter of 2005 due primarily to the semi-annual payment of interest on our Senior Notes.

Investor Call

Management will hold an investor conference call on Wednesday, May 3, 2006 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss the quarterly results. Investors are invited to participate by dialing 1-888-291-0829 or 706-679-7923. The call will be simultaneously webcast on Pac-West’s website at www.pacwest.com/investor. An audio replay will be available two hours following the live call through May 17, 2006 by dialing 1-800-642-1687 or 706-645-9291 (passcode #8196571).

Supplemental Financial and Operational Data

Additional supplemental financial and operational data can be accessed in a summary that is posted on Pac-West's website at www.pacwest.com/investor/supplemental. Pac-West's filings with the SEC are also available online at www.pacwest.com/investor.

About Pac-West Telecomm, Inc.

Pac-West is a provider of advanced communications services that enable traditional and next-generation providers, carriers, and service providers to efficiently design, deploy, and deliver integrated communication solutions. Currently, Pac-West has operations in California, Nevada, Washington, Arizona, Utah, Oregon, Idaho, Colorado and Washington, D.C. Founded in 1980, Pac-West Telecomm, Inc. has been offering communication services to its customers since 1982 and has been a leading provider of wholesale services to Internet Service Providers. For more information, visit www.pacwest.com.

Forward-Looking Statements
In this press release, our use of the words "outlook," "expect," "anticipate," "estimate," "forecast," "project," "likely," "objective," "plan," "designed," "goal," "target," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2005, as filed with the SEC on March 29, 2006, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our level of indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; other regulatory changes; the migration to broadband Internet access affecting dial-up Internet access; the loss of key executive officers could negatively impact our business prospects; an increase in our network expenses; migration of our enterprise customer base to U.S. TelePacific Corp. occurring sooner than contemplated; the possible delisting of our common shares from the Nasdaq Capital Market; customer acceptance of products, such as VoIP; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.

For more information, reporters may contact:

John Amaya
Pac-West
209-926-4195
jamaya@pacwest.com

For more information, investors may contact:

Reid Cox
Pac-West
209-926-3417
rcox@pacwest.com

Pac-West Telecomm, Inc.
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)
	Three Months Ended
	March 31,
	(unaudited)
	2006	2005

Revenues	$19,628	$28,131
Costs and expenses:
Network expenses (exclusive of depreciation shown separately below)	9,000	10,566
Selling, general and administrative	13,582	14,673
Reimbursed transition expenses	(2,904)	-
Depreciation and amortization	2,832	3,750
Restructuring charges	15	384
Total operating expenses	22,525	29,373
Loss from operations	(2,897)	(1,242)
Interest expense, net	1,375	2,806
Other income, net	-	(21,896)
(Loss) income before income taxes	(4,272)	17,848
Income tax expense	-	509
Net (loss) income	$(4,272)	$17,339

Basic weighted average number of shares outstanding	37,206	36,803
Diluted weighted average number of shares outstanding	37,206	38,889
Basic net (loss) income per share	$(0.11)	$0.47
Diluted net (loss) income per share	$(0.11)	$0.45

Condensed Consolidated Balance Sheets
(In thousands)	Mar. 31, 2006
	(unaudited)	Dec. 31, 2005

Cash, cash equivalents and short-term investments	$23,800	$26,681
Trade accounts receivable, net	7,936	7,806
Prepaid expenses and other current assets	4,105	4,299
Total current assets	35,841	38,786
Property and equipment, net	47,248	39,458
Other assets, net	913	1,079
Total assets	$84,002	$79,323

Accounts payable and accrued liabilities	$15,436	$12,931
Other current liabilities	11,478	9,563
Total current liabilities	26,914	22,494
Long-term debt	47,501	43,350
Other liabilities, net	430	242
Total liabilities	74,845	66,086
Stockholders' equity	9,157	13,237
Total liabilities and stockholders' equity	$84,002	$79,323